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                                                                     EXHIBIT 5.1


August 18, 1999

Susquehanna Bancshares, Inc.
26 North Cedar Street
Lititz, Pennsylvania 17543

Ladies and Gentlemen:

We have acted as counsel to Susquehanna Bancshares, Inc., a Pennsylvania corporation (the "Registrant"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed pursuant to the Securities Act of 1933, as amended, and relating to 135.099 shares (the "Shares") of the Registrant's Common Stock, par value $2.00 per share (the "Common Stock"). The Shares covered by this Registration Statement have been or may be issued pursuant to the Agreement and Plan of Affiliation dated April 13, 1998 (the "Affiliation Agreement") between and among Susquehanna, Susquehanna Bancshares West, Inc., a Pennsylvania business corporation and a wholly-owned subsidiary of Susquehanna, Cardinal Bancorp, Inc., a Pennsylvania business corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and the First American National Bank of Pennsylvania, a national banking association and a wholly-owned subsidiary of Cardinal, in connection with certain stock purchase options which are exhibits to the Registration Statement (collectively, the "Stock Purchase Options").

We have examined the Registration Statement and such corporate records, statutes and other documents as we have deemed relevant in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Registrant. In our examination, we have assumed the genuineness of documents submitted to us as originals and the conformity with originals of documents submitted to us as copies thereof. We have also assumed that at the time of exercise of the Stock Purchase Options the Registrant will continue to (i) be a corporation validly existing under the laws of the Commonwealth of Pennsylvania and (ii) have sufficient authorized shares of Common Stock for the issuance of the Shares. We have also assumed that the resolutions adopted by the Board of Directors of Susquehanna which authorize the issuance of the Shares will continue in full force and effect through the date the Shares are issued.

Based on the foregoing, it is our opinion that Shares when issued by the Registrant in accordance with the Affiliation Agreement and the Stock Purchase Options were and will be validly issued, fully paid and nonassessable.

The opinion set forth above is limited to the laws of the Commonwealth of Pennsylvania.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP